EXHIBIT 5.1

ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP 31, AVENUE PIERRE 1ER DE SERBIE 75782 PARIS CEDEX 16 FRANCE tél +33 (0) 1 53 53 75 00 fax +33 (0) 1 53 53 75 01 WWW.ORRICK.COM

April 21, 2015

Sequans Communications S.A.

15-55 boulevard Charles de Gaulle

92700 Colombes, France

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of up to 1,435,000 ordinary shares (the “Shares”) of Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”), pursuant to the Company’s Stock Option Subscription Plan 2014-1, BSA Subscription Plan 2014-1 and BSA (Warrants) Issuance Agreement, as approved by the general meeting of shareholders of the Company on June 26, 2014 and by the board of directors of the Company on June 27, 2014 (collectively, the “Plans”), and pursuant to a Registration Statement on Form S-8 (the “Registration Statement”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed and have relied on a certificate of an officer of the Company as to factual statements contained in such instruments, documents and records. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures and (b) the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares to be issued by the Company pursuant to the Plans are duly authorized, and when issued and subscribed for as described in the Plans and Registration Statement, will be validly issued, fully paid up and nonassessable.

In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and subscribed for, (ii) the Shares to be subscribed for are issued in accordance with the terms of the Plans, (iii) the Company receives the full consideration for the Shares as stated in the Plans, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s ordinary shares, and (v) all applicable securities laws are complied with.

The opinion expressed above is limited to the laws of the French Republic and we do not express any opinion as to the effect of any other laws.

Membre du groupement transnational avec Orrick, Herrington & Sutcliffe, Solicitors of the Supreme Court of England and Wales depuis le 1er janvier 2006. Membre d’une association agréée, le règlement des honoraires par chèque est accepté.

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Sequans Communications S.A.

April 21, 2015

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe (Europe) LLP

ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP